UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 10, 2007


                               NEKTAR THERAPEUTICS
             (Exact name of Registrant as specified in its charter)



          Delaware                      0-24006                  94-3134940
(State or other jurisdiction         (Commission               (IRS Employer
      of incorporation)              File Number)            Identification No.)



                               201 Industrial Road
                          San Carlos, California 94070
              (Address of principal executive offices and Zip Code)


       Registrant's telephone number, including area code: (650) 631-3100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)


|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)


|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))


|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 10, 2007, the Company entered into a letter agreement with Timothy
A. Harkness (the "Letter Agreement"). Under the terms of the Letter Agreement, Mr. Harkness will become the Company's new Senior Vice President and Chief Financial Officer. On August 23, 2007, the Company issued a press release announcing the appointment of Mr. Harkness, a copy of which is included as
Exhibit 99.1 to this filing.

      Mr. Harkness, age 41, served as Chief Financial Officer of Molecular Devices Corporation, a life sciences tools company, from 1998 through April 2007 when Molecular Devices was acquired by MDS Inc. He also had responsibility for worldwide operations and manufacturing from 2005 through 2007 as Senior Vice President of Operations at Molecular Devices. From 1997 to 1998, Mr. Harkness was Vice President of Business Development at Vivra Specialty Partners, a physician practice management company. From 1994 to 1997, Mr. Harkness was in the Health Care Investment Banking group at Montgomery Securities and from 1989 to 1992 he was with Arthur Andersen & Co. Mr. Harkness holds an M.B.A. from Stanford University Graduate School of Business, a B.B.A. from the University of Wisconsin, and is a CPA.

      Under the terms of the Letter Agreement, Mr. Harkness will receive an annual base salary of $440,000 and an annual performance bonus target of at least 50% of his base annual salary ("Performance Bonus Target") prorated for his partial period of service in 2007. The actual amount of Mr. Harkness's annual performance bonus will range from 0% to 150% of the Performance Bonus Target based on the Compensation Committee's assessment (in consultation with the Chief Executive Officer) of his achievement of a combination of corporate and personal objectives. Mr. Harkness will be granted (i) a stock option to purchase 200,000 shares of Company common stock ("Stock Option") pursuant to the terms and conditions of the Company's 2000 Equity Incentive Plan (the "2000 Plan"), and (ii) a restricted stock unit for 10,000 shares ("RSU") of Company common stock under the 2000 Plan. The exercise price of the Stock Option will be set at the closing price of the Company's common stock on the Nasdaq Global Market on the first day of Mr. Harkness's full-time employment with the Company ("Start Date"). The shares subject to the Stock Option will vest according to a 4-year vesting schedule with 25% of the shares subject to the Stock Option vesting on the one year anniversary of the Start Date and the remainder vesting monthly on a pro-rata basis over the remaining 3 years. The shares subject to the RSU will vest according to a 4-year vesting schedule with 25% of the shares subject to the RSU vesting on the one year anniversary of the Start Date and the remainder vesting annually on a pro-rata basis over the remaining 3 years. At the discretion of the Compensation Committee, Mr. Harkness will be eligible to receive additional stock awards under the 2000 Plan or any successor plan. Mr. Harkness is also eligible to participate in the Company's standard executive benefits program including the change of control severance benefit plan, medical, dental and vision insurance, term life insurance, 401(k) plan, flexible health spending plan, and short & long-term disability upon the terms specified in those plans.

      In the event Mr. Harkness's employment is terminated by the Company without cause or by him for good reason, the Company will enter into a severance arrangement with Mr. Harkness which will, at a minimum, include the following:
(i) a mutual waiver and release, (ii) a cash severance payment equal to his total annual cash compensation target (including base salary and the then effective Performance Bonus Target), (iii) pro-rata vesting credit for his Stock Option if the date of termination occurs prior to the first anniversary of the Start Date, (iv) the exercise period for the vested and unexercised portion of all stock options held by him shall be 12 months following the termination date, and (v) the Company shall pay all applicable COBRA payments for him and his family until the first anniversary of the termination date.

      In the event of Mr. Harkness's death or disability: (i) 50% of the unvested shares subject to all stock options held by Mr. Harkness shall immediately vest in the event of his disability and 100% of such unvested shares shall vest immediately in the event of his death, (ii) the Company shall pay Mr. Harkness or, if applicable, his estate, his target bonus prorated for the portion of the last year in which he was employed by the Company prior to his death or disability, and (iii) Mr. Harkness and his dependents shall be entitled to continued medical, dental and vision insurance at his or their own expense under Nektar's insurance and benefit plans.

(e) Reference is made to Item 5.02(c) with respect to the description of the terms and conditions of the Letter Agreement, which descriptions are incorporated by reference into this Item 5.02(e) in their entirety.

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Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

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Exhibit No.        Description
--------------------------------------------------------------------------------

10.1 Offer Letter Agreement between Nektar Therapeutics and Tim Harkness, executed on August 10, 2007.

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99.1  Press release titled "Nektar Therapeutics Appoints Tim Harkness as
      Chief Financial Officer."

--------------------------------------------------------------------------------

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                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        By: /s/ Gil M. Labrucherie
                                            ------------------------------
                                                  Gil M. Labrucherie
                                            Senior Vice President, General
                                                Counsel and Secretary

                                        Date: August 23, 2007

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